Exhibit 99

Patterson Companies Elects Francis J. Malecha to Board of Directors

St. Paul, Minn. – June 12, 2018 – Patterson Companies, Inc. (Nasdaq: PDCO) today announced that Francis “Fran” J. Malecha, President and Chief Executive Officer of Compass Minerals, has been elected to the Patterson Companies Board of Directors, effective immediately. Malecha’s election expands Patterson Companies’ Board to 10 directors, and Malecha will serve on the Board’s Compensation Committee and Finance and Corporate Development Committee.

“We are pleased to welcome Fran to Patterson’s Board of Directors,” said John D. Buck, Chairman of the Board of Patterson Companies. “As a current public company CEO, Fran brings proven and practical experience in advancing growth strategies, and leading extensive distribution and international operations. The Board looks forward to benefitting from his perspective as we continue our focus on creating value for shareholders and ensuring Patterson Companies’ long-term success.”

Patterson Companies also announced that Director Les C. Vinney will not stand for re-election at the Company’s upcoming annual shareholder meeting in order to focus on other commitments. Following Vinney’s departure, the Board will return to nine members.

Buck continued, “We would like to thank Les for his contributions and service to Patterson Companies during his tenure on our Board, and wish him continued success.”

Francis J. Malecha Biography

Fran Malecha, 54, has served as President and Chief Executive Officer of Compass Minerals, a leading provider of essential minerals, since January 2013. Before joining Compass Minerals, Malecha was Head of Agricultural Products, North America at Glencore International plc. Previously, Malecha held a series of increasingly senior roles at global agribusiness company Viterra, Inc., culminating in his tenure as Chief Operating Officer of the company’s grain division before Viterra was acquired by Glencore. Earlier in his career, Malecha spent 15 years in the grain division of General Mills, Inc. Through his professional experience, Malecha has developed deep expertise in merchandising, transportation, operations and risk management, as well as international merger and acquisition activity. Malecha earned a Bachelor of Arts degree in Accounting from the University of St. Thomas in St. Paul, Minnesota.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental and animal health markets.

Dental Market

Patterson’s Dental segment provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Animal Health Market

Patterson’s Animal Health segment is a leading distributor of products, services and technologies to both the production and companion animal health markets in North America and the U.K.

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Contact

John M. Wright, 651.686.1364

Investor Relations

john.wright@pattersoncompanies.com

or

Bria Townshend, 651.905.3349

Corporate Communications

corporate.communications@pattersoncompanies.com